EXHIBIT 4.3

[Face of Note]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP 88362R AC1

ISIN US88362RAC16

THERMON INDUSTRIES, INC.

9.50% SENIOR SECURED NOTE DUE 2017

No. RA-1	$[ ]

Thermon Industries, Inc., a Texas corporation (the “Company,” which term includes any successor entity), for value received promises to pay to Cede & Co. or its registered assigns, the principal sum of [                                                                         ] DOLLARS ($[                        ]) (or such principal amount as may be set forth in the records of the Trustee hereinafter referred to in accordance with the Indenture) on May 1, 2017, and to pay interest thereon as hereinafter set forth.

Interest Payment Dates: May 1 and November 1

Record Dates: April 15 and October 15

Dated: [                    ], 2010

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

THERMON INDUSTRIES, INC.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 9.50% Senior Secured Notes due 2017 referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

Dated: [                    ], 2010

[Back of Note]

9.50% Senior Secured Note due 2017

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    Interest. Thermon Industries, Inc., a Texas corporation (the “Company”), promises to pay interest on the principal amount of this Note at 9.50% per annum from April 30, 2010 until maturity. The Company will pay interest semi-annually in arrears every May 1 and November 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 1, 2010; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be November 1, 2010. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2.    Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on April 15 or October 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.    Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.    Indenture. The Company issued the Notes under an Indenture, dated as of April 30, 2010 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, the Guarantors, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Company designated as its 9.50% Senior Secured Notes due 2017. The terms of the Notes include those stated in the Indenture and those made part of the

Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb) (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

5.    Optional Redemption.

(a)    At any time and from time to time on and after May 1, 2014, the Company, at its option, may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date), if redeemed during the twelve-month period beginning on May 1 of each of the years set forth below.

Year	Percentage
2014	104.750%
2015	102.375%
2016 and thereafter	100.000%

(b)    At any time and from time to time prior to May 1, 2013, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the Notes (including any Additional Notes) originally issued under the Indenture at a redemption price of 109.500% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date) if:

(1)    such redemption is made with the proceeds of one or more Equity Offerings;

(2)    at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

(3)    the redemption occurs within 90 days of the closing of such Equity Offering.

(c)    At any time and from time to time during any period consisting of 12 consecutive months ending on the day immediately preceding the first, second or third anniversary of the date of the Indenture, the Company, at its option, may redeem a portion of the Notes at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date); provided, that the maximum aggregate principal amount of the Notes that may be redeemed during any such 12 consecutive month period shall not exceed 10% of the aggregate principal amount of Notes originally issued under the Indenture.

(d)    At any time and from time to time prior to May 1, 2014, the Company, at its option, may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to the redemption date (subject to the right of Holders on the relevant record date to receive interest due on an interest payment date falling on or prior to the redemption date).

(e)    Any redemption pursuant to this Section 5 shall be made pursuant to the provisions of Section 3.01 through 3.06 of the Indenture.

6.    Mandatory Redemption; Offers to Purchase. Except as set forth in Sections 5.10 and 5.14 of the Indenture, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.    Notice of Redemption. Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. Notices of redemption may not be conditional. On and after the redemption date, unless the Company defaults in the payment of the redemption price and interest will cease to accrue on the principal amount of the Notes or portions thereof called for redemption.

8.    Offer to Purchase. Sections 5.10 and 5.14 of the Indenture provide that after certain Asset Sales and upon the occurrence of a Change of Control, and subject to further limitations contained therein, the Company will make an offer to purchase Notes in accordance with the procedures set forth in the Indenture.

9.    Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption, except for the unredeemed portion of the Note being redeemed in part. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

10.    Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11.    Unclaimed Money. If any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request or, if then held by the Company, will be discharged from such trust. After any such payment, any Holder of a Note entitled to the money must look, as an unsecured creditor, only to the Company and not the Trustee or Paying Agent for payment, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

12.    Discharge and Defeasance. Subject to the conditions set forth in the Indenture, the Company and the Guarantors at any time shall be entitled to terminate some or all of their obligations under the Indenture and the Notes or the Note Guarantees, as applicable, if the Company deposits with the Trustee cash in U.S. dollars or non-callable U.S. Government Obligations for the payment of the principal of, premium, if any, and accrued interest on the Notes to redemption or Stated Maturity, as the case may be.

13.    Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture Documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with the purchase of, or tender offer or exchange offer for, the Notes). Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder): (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (2) reduce the principal of, premium, if any, or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions of Sections 3.09, 5.10 and 5.14 of the Indenture prior to the time at which an obligation to make an offer to purchase Notes thereunder has arisen); (3) reduce the rate of or change the time for payment of interest on any Note; (4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes and the consequences thereof by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (5) make any Note payable in money other than that stated in the Notes; (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, premium, if any, or interest on the Notes when due and payable; (7) release any Guarantor from any of its obligations under its Notes Guarantee or the Indenture, except in accordance with the terms of the Indenture; (8) after the Company’s obligation to make and consummate a Change of Control Offer or Asset Sale Offer arises under the Indenture, amend, change or otherwise modify in any material respect (A) such obligation or (B) the provisions or definitions with respect thereto; or (9) make any change in the foregoing or succeeding amendment, supplement and waiver provisions. In addition, any amendment to, supplement or waiver of, the provisions of the Indenture Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes shall require the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Notes then outstanding. Notwithstanding the foregoing, without the consent of any Holder, the Company, the Guarantors and the Trustee may amend, supplement or waive any provision of the Indenture Documents to: (1) cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or correct a manifest error, (2) provide for uncertificated Notes in addition to or in place of certificated Notes, (3) comply with the covenant relating to mergers, consolidations, amalgamations and sales of assets; (4) provide for the assumption of the Company’s or any

Guarantor’s obligations to Holders in the case of a merger, consolidation, amalgamation or sale of all or substantially all of the assets of such Person, (5) add Guarantees with respect to the Notes or to secure the Notes or to release a Guarantor from its Note Guarantee in accordance with the terms of the Indenture, (6) add to the covenants of the Company or any Guarantor for the benefit of the Holders or surrender any right or power conferred upon the Company or any Guarantor, (7) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect (as determined by the Company in good faith) the legal rights under the Indenture Documents of any such Holder, (8) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (9) (i) enter into additional or supplemental Collateral Documents or (ii) release Collateral in accordance with the terms of the Indenture Documents, (10) evidence and provide for the acceptance and appointment under the Indenture of a successor trustee pursuant to the requirements thereof, (11) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes or to comply with the rules of any applicable securities depository; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes, (12) provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture, or (13) conform the text of the Indenture or any other Indenture Document to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of a provision of the Indenture or any other Indenture Document, as evidenced by an Officers’ Certificate of the Company. The consent of Holders in not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of the amendment, supplement or waiver.

14.    Defaults and Remedies.

(a)    Under the Indenture, Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal, or premium, if any, of any Note (at maturity, upon redemption or otherwise); (iii) default in the payment of principal and interest on Notes required to be repurchased by Section 5.10 or 5.14 of the Indenture or the failure by the Parent and its Restricted Subsidiaries to comply with the provisions described under Section 6.01 of the Indenture; (iv) failure by the Parent or any of its Restricted Subsidiaries to perform any other covenant or agreement of the Parent or any of its Restricted Subsidiaries under the Indenture Documents and such failure continues for 60 days after written notice (specifying the Default, demanding the Default be cured and stating that such notice is a “Notice of Default”) to the Parent or the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Parent or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Parent or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture (but excluding Indebtedness owing to the Company or any Restricted Subsidiary), which default (A) is caused by a failure to pay principal of such Indebtedness when due and payable after the expiration of the grace period provided in such Indebtedness (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Parent or such Restricted Subsidiary of notice of any such acceleration) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent); (vi) failure by the Parent or any of its Restricted Subsidiaries to pay final judgments which are non-appealable in an aggregate amount (net of any amount covered by indemnities or insurance issued by a reputable and creditworthy insurer that has not disclaimed coverage) in excess of $10.0 million (or its foreign currency equivalent), which judgments are not paid, discharged or stayed for a period of 60 consecutive days following such judgment becoming final and non-appealable; (vii) (A) any security interest created by any Collateral Document ceases to be in full force and effect (except as permitted by the terms of the Indenture or the Collateral Documents) or (B) the breach or repudiation by the Parent or any of its Restricted Subsidiaries of any of their obligations under any Collateral Document (other than by reason of a release of such obligation or Lien related thereto in accordance with the terms of the Indenture or the Collateral Documents); provided that, in the case of clauses (A) and (B), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest in favor of the Collateral Agent under any applicable law (other than the law of any foreign jurisdiction) (to the extent required under the Collateral Documents); (viii) except as expressly permitted by the Indenture, any Note Guarantee from Parent or a Significant Subsidiary (or any group of Restricted Subsidiaries that taken together, would constitute a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee (other than by reason of a release of such Guarantor under such Note Guarantee in accordance with the terms of the Indenture Documents); and (ix) certain events of bankruptcy or insolvency with respect to the Parent or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

(b)    If any Event of Default occurs and is continuing and has not been waived by the Holders, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Parent or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

(c)    The Holders of at least a majority in aggregate principal amount of the Notes then outstanding by notice to the Company and the Trustee may on behalf of the Holders of all of the Notes waive (including in connection with a purchase of, or tender offer or exchange offer for, Notes) any existing Default or Event of Default and its consequences under the Indenture (including any acceleration of the Notes), except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration).

(d)    In the event of any Event of Default specified in clause (a)(v) above, such Event of Default and all consequences thereof (including any acceleration of the Notes but excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that, both:

(i) either (x) the default giving rise to such Event of Default pursuant to clause (a)(v) shall be remedied or cured pursuant to the terms of, or waived by the holders of, such Indebtedness or any consequent acceleration of such Indebtedness shall be rescinded, annulled or otherwise cured or (y) such Indebtedness shall have been discharged in full; and

(ii) (x) the rescission and annulment of such acceleration of the Notes would not conflict with any judgment or decree of any court of competent jurisdiction and (y) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of such acceleration of the Notes, have been cured or waived.

(e)    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture and the other Indenture Documents and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

15.    No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability.

16.    Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17.    Trustee Dealings with Company. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

18.    Governing Law. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE AND THE INDENTURE.

19.    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

20.    CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

21.    Guarantees. The payment of the principal of, premium, if any, and interest on the Notes, is unconditionally guaranteed, jointly and severally, by the Guarantors to the extent set forth in and subject to the provisions of the Indenture.

22.    Security. Subject to the terms of the Intercreditor Agreement, the Obligations of the Company and the Guarantors under the Notes and the Note Guarantees are secured by Liens on the Collateral pursuant to the terms of the Collateral Documents. The actions of the Trustee, the Collateral Agent and the Holders and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Collateral Documents and the Intercreditor Agreement.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and the Collateral Documents. Requests may be made to the Company at the following address:

Thermon Industries, Inc.

100 Thermon Drive

San Marcos, Texas 78666

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for it.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 5.10 or 5.14 of the Indenture, check the appropriate box below:

☐ Section 5.10 ☐ Section 5.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 5.10 or 5.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS

IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Custodian